EXHIBIT D-5


     FLORIDA POWER CORPORATION
     CRYSTAL RIVER UNIT 3
     DOCKET NO. 50-302
     OPERATING LICENSE NO. DPR-72

--------------------------------------------------------------------------------


January 31, 2000
3F0100-10

U.S. Nuclear Regulatory Commission
Attn:  Samuel J. Collins, Director
Office of Nuclear Reactor Regulation
Mail Stop  O-5E7
One White Flint North
11555 Rockville Pike
Rockville, MD   20852-2738

Subject: Application for Indirect Transfer of Control of Operating License No. DPR-72 for the Crystal River Unit 3 Nuclear Power Plant

Dear Sir:

Pursuant to Section 184 of the Atomic Energy Act, as amended, and 10 CFR 50.80, Florida Power Corporation (FPC) hereby submits an application seeking Nuclear Regulatory Commission (NRC) consent to the indirect transfer of control of FPC's interests in Operating License No. DPR-72 for the Crystal River Unit 3 nuclear plant (CR-3). The indirect transfer will occur pursuant to the proposed share exchange transaction between Florida Progress Corporation, FPC's parent company, and CP&L Holdings, Inc. (Holdings), the new parent company of Carolina Power & Light Company (CP&L) that is being formed in connection with an internal reorganization of CP&L.1

The transaction will achieve significant cost savings and efficiencies and create a stronger, more competitive enterprise, which will be able to compete more effectively as the deregulation of the electric utility industry proceeds. FPC will retain the existing ownership interest in CR-3 and remain as the licensed operator of CR-3 after the share exchange transaction.

In order to achieve the cost savings and efficiencies expected upon consummation of the transaction, FPC requests expeditious review of this Application by the NRC. The proposed share exchange transaction will not result in any change in the licensing basis for the plant, will not require a specific demonstration of financial qualifications since FPC's status as an electric utility under 10 CFR


-----------------------------
1 A corporate restructuring establishing Holdings as CP&L's parent company is expected by the end of the first quarter of 2000, pending regulatory approvals. On December 29, 1999, the NRC consented to the indirect transfer of control of CP&L's nuclear operating licenses DPR-23, SNM-2502, DPR-71, DPR-62 and NPF-63, resulting from the formation of Holdings.


   CRYSTAL RIVER ENERGY COMPLEX: 15760 W. POWER LINE STREET o CRYSTAL RIVER,
                      FLORIDA 34428-6708 o (352) 795-6486
                           A FLORIDA PROGRESS COMPANY

U. S. Nuclear Regulatory Commission                                  Page 2 of 2
3F0100-10


50.2 will remain unchanged, and will not require any NRC antitrust review under Kansas Gas and Electric Co. (Wolf Creek Generating Station, Unit 1), CLI-99-19, 49 NRC __ (June 18, 1999).

The proposed transaction requires approval of other regulatory agencies in addition to consent from the NRC. The NRC Project Manager for CR-3 will be kept informed of the progress made by the other regulatory agencies. The share exchange transaction is expected to be completed by the third quarter of 2000. Accordingly, it is requested that the NRC consent to the indirect transfer of control of the CR-3 license by June 1, 2000, to be effective for a period of twelve months.

Should the NRC receive any petitions to intervene regarding this application for indirect transfer of control, please contact the appropriate legal department representative for each respective company. For FPC, please contact Mr. Alex Glenn, Director, Regulatory Counsel Group (MAC-BT15A), Florida Power Corporation, P.O. Box 14042, St. Petersburg, FL 33733-4042. Mr. Glenn can also be reached by telephone at (727) 820-5587. For CP&L, please contact Mr. Steven Carr, Esq., CP&L Company, P.O. Box 1551, Raleigh, NC 27602-1551. Mr. Carr can also be reached by telephone at (919) 546-4161.

If you have any questions regarding this submittal, please contact Ms. Sherry Bernhoft, Director, Nuclear Regulatory Affairs at (352) 563-4566. For CP&L, please contact Mr. John Caves, Manager, Regulatory Affairs at (919) 546-4579.

Sincerely,



John Paul Cowan
Vice President and Chief Nuclear Officer

JPC/RAG:ff

xc:      Document Control Desk
         Regional Administrator, Region II
         NRC Project Manager
         Senior Resident Inspector

Attachments:

     A. Application for Indirect Transfer of Control of Operating License No. DPR-72 for the Crystal River Unit 3 Nuclear Power Plant

     B. 1999 Florida Progress Corporation Schedule 13G Filing by Capital Research Management, Inc.


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                            FLORIDA POWER CORPORATION

                              CRYSTAL RIVER UNIT 3

                   DOCKET NUMBER 50-302/LICENSE NUMBER DPR-72



                                  ATTACHMENT A



                  APPLICATION FOR INDIRECT TRANSFER OF CONTROL

              OF OPERATING LICENSE NO. DPR-72 FOR THE CRYSTAL RIVER

                           UNIT 3 NUCLEAR POWER PLANT

                            UNITED STATES OF AMERICA
                          NUCLEAR REGULATORY COMMISSION


In the Matter of                        )
                                        )
Florida Power Corporation               )
                                        )
Crystal River Unit 3                    )         Docket No.50-302
Nuclear Power Plant                     )


       APPLICATION FOR INDIRECT TRANSFER OF CONTROL OF OPERATING LICENSE
          NO. DPR-72 FOR THE CRYSTAL RIVER UNIT 3 NUCLEAR POWER PLANT


                           INTRODUCTION AND BACKGROUND
                           ---------------------------

          Florida Power Corporation (FPC) is the holder of Facility Operating License No. DPR-72 dated December 3, 1976 (Operating License DPR-72). Operating License DPR-72 authorizes FPC to hold and possess a 91.7806% undivided ownership interest in the Crystal River Unit 3 (CR-3) nuclear power plant and authorizes FPC to use and operate CR-3 in accordance with the procedures and limitations set forth in the operating license.

          The purpose of this Application is to request the consent of the Nuclear Regulatory Commission (NRC) under 10 CFR 50.80 to the indirect transfer of control of FPC's interest in the CR-3 operating license that will occur under a proposed share exchange transaction between Florida Progress Corporation (Progress) and CP&L Holdings, Inc. (Holdings). Holdings is an exempt intrastate holding company under the Public Utility Holding Company Act of 1935 (PUHCA), which is being formed by Carolina Power & Light Company (CP&L) as part of CP&L's internal reorganization. A corporate restructuring establishing Holdings as CP&L's parent company is expected by the end of the first quarter of 2000, pending receipt of all required regulatory approvals. On December 29, 1999, the NRC consented to the indirect transfer of control of CP&L's nuclear operating licenses DPR-23, SNM-2502, DPR-71, DPR-62 and NPF-63 in connection with the formation of Holdings. On consummating the share exchange transaction with

Progress, Holdings will become a registered holding company under PUHCA. Pursuant to the terms of the transaction, Progress will become a wholly owned subsidiary of Holdings, which will own all of the outstanding shares of Progress. A copy of the Joint Proxy Statement and Prospectus will be provided on a timely basis upon its availability.

          CP&L, which holds NRC operating licenses for the Harris, Brunswick and Robinson nuclear power plants, and a materials license for the Robinson Independent Spent Fuel Storage Installation, will become a wholly owned subsidiary of Holdings when the CP&L internal reorganization is completed. CP&L will remain a wholly owned subsidiary of Holdings after the share exchange transaction with Progress. FPC, which owns a 91.7806% interest in CR-3, and which will remain a wholly owned subsidiary of Progress, will also become an indirect, wholly owned subsidiary of Holdings upon completion of the transaction. The proposed transaction will result in the indirect transfer of control of the interest held by FPC in the CR-3 operating license to Holdings.

          As a result of the transaction, FPC and CP&L will achieve significant cost savings and efficiencies that will reduce their operating costs to the benefit of their customers, shareholders and the communities that they serve. The transaction will also enhance FPC's financial strength and provide FPC with additional resources to assure the continued safe operation of CR-3. The transaction will have no adverse effect on the management, operations, the licensing basis of CR-3, or the technical or financial qualifications of FPC.

          In addition to the NRC's review, the share exchange transaction will be reviewed by other federal agencies, including the Federal Energy Regulatory Commission (FERC), the Federal Communications Commission (FCC), the Federal Trade Commission (FTC), the Securities and Exchange Commission (SEC) and the U.S. Department of Justice.

          Part I below sets forth the information required by 10 CFR 50.80 with respect to the proposed transfer. Part II discusses the effective date for the license transfer.

I.        INFORMATION FOR INDIRECT TRANSFER OF CONTROL
          --------------------------------------------

A.        General Information Concerning FPC
          ----------------------------------

          1.   Name and Address
               ----------------

               Florida Power Corporation
               One Progress Plaza
               St. Petersburg, Florida  33701

          2.   Description of Business
               -----------------------

          Following the transaction, FPC will remain a wholly owned subsidiary of Progress and will become an indirect, wholly owned subsidiary of Holdings. Its purpose will remain the same as it is now, which is to engage principally in the generation, transmission, distribution and sale of electric energy in Florida to residential, commercial and industrial customers for their own use, and to wholesale customers for resale.

          3.   Organization and Management
               ---------------------------

          FPC and Progress are, and will remain after the share exchange transaction, corporations organized and existing under the laws of the State of Florida. All of FPC's and Progress' directors and principal officers are now and will be citizens of the United States, at the time of the share exchange transaction.

          The common stock of Progress is currently widely held and publicly traded.1 Following the proposed transaction, Progress will become a direct, wholly owned subsidiary of Holdings and FPC will become an indirect, wholly owned subsidiary of Holdings. FPC and Progress will not be owned, controlled or


-----------------------------
1 There is only one shareholder with greater than 5% interest in Progress at this time. Capital Research Management, Inc., a Delaware corporation, which is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of approximately 9% of Progress' outstanding shares as a result of acting as an investment advisor to various investment companies under Section 8 of the Investment Company Act. These shares are held for investment purposes and Capital Research disclaims any intent to exercise control of Progress. A copy of Capital Research's latest
Schedule 13G filing with the SEC regarding this issue is appended as Attachment B for the Commission's information.

dominated by an alien, foreign corporation or foreign government. FPC and Progress are not acting as an agent or representative of any other person in this request for consent to the indirect transfer of control of the CR-3 license.

B.   General Information Concerning Holdings
     ---------------------------------------

     1.   Name and Address
          ----------------

          CP&L Holdings, Inc.
          411 Fayetteville Street
          Raleigh, North Carolina  27601

          Attn: Steven Carr

     2.   Description of Business
          -----------------------

          Upon consummation of the transaction, Holdings will become a registered holding company under PUHCA organized and existing under the laws of the State of North Carolina. Holdings will wholly own, among other subsidiaries, FPC and CP&L. CP&L will remain a corporation organized and existing under the laws of the State of North Carolina and its purpose will remain the same as it is now, which is to engage principally in the generation, transmission, distribution and sale of electric energy in North Carolina and South Carolina to residential, commercial and industrial customers for their own use, and to wholesale customers for resale.

     3.   Organization and Management
          ---------------------------

          At the time of the transaction, all of the members of the Holdings Board will be U.S. citizens. Following the proposed transaction, Holdings will not be owned, controlled or dominated by an alien, foreign corporation or foreign government. Holdings' stock will be widely held and publicly traded.

C.   Technical Qualifications
     ------------------------

          The technical qualifications of the plant operator, FPC, will not be adversely affected by the share exchange transaction. The nuclear organization will continue to have clear and direct lines of responsibility and authority. While specific individuals may join or leave the nuclear staff, and titles or responsibilities may change, the technical and administrative abilities will remain essentially unchanged. The transaction will not require any change in the licensing basis for CR-3 and will not require any amendments to the CR-3 operating license or technical specifications. Therefore, the technical qualifications of FPC to carry out its responsibilities under the CR-3 operating license will not be adversely affected by the proposed transaction.

D.   Financial Qualifications
     ------------------------

          After the proposed share exchange transaction, FPC will continue to generate and distribute electricity and recover the cost of this electricity through rates authorized by the Florida Public Service Commission and by the FERC. Therefore, FPC will continue to meet the definition of "electric utility" set forth in 10 CFR 50.2. Accordingly, its financial qualifications are presumed by 10 CFR 50.33(f) and no specific demonstration of financial qualifications is required.

          We understand that, in connection with recent mergers of other licensees, the NRC has expressed interest in being kept informed of subsequent asset transfers. If this is a consideration in this transaction, FPC is willing to commit to provide the Director of the Office of Nuclear Reactor Regulation a copy of any application to transfer (excluding grants of security interests or liens) from FPC to its proposed parent, or to any other affiliated company, facilities for the production, transmission or distribution of electric energy having a depreciated book value exceeding ten percent of FPC's consolidated net utility plant, as recorded on the books of its account.

E.   Decommissioning Funding
     -----------------------

          NRC regulations require information showing "reasonable assurance . .
 . that funds will be available to decommission the facility." [10 CFR 50.33(k)]. FPC has filed its decommissioning funding reports with the NRC under 10 CFR 50.75(b) and 50.75(f)(1) and is providing financial assurance for decommissioning its respective ownership interest in CR-3 in accordance with those reports through an external sinking trust fund in which deposits are made at least annually. FPC will submit a Decommissioning Financial Assurance Report by March 31, 2000, pursuant to 10 CFR 50.75(f)(1). After the share exchange transaction, FPC will remain responsible for the decommissioning liabilities associated with its ownership interest in CR-3 and will continue to fund its decommissioning trust for CR-3 in accordance with 10 CFR 50.75.

F.   Antitrust Considerations
     ------------------------

          As the Commission recently decided in its review of the license transfer application of Wolf Creek Generation Station, Unit 1, antitrust reviews of post-operating license transfer applications are neither required nor authorized by the Atomic Energy Act. See Kansas Gas and Electric Co. (Wolf Creek Generating Station, Unit 1), CLI-99-19, 49 NRC __ (June 18, 1999). Accordingly, no antitrust review is required with respect to the indirect transfer of control that would result from the proposed transaction. The existing antitrust conditions in the license will remain in effect.

G.   Statement Of Purposes For The Transfer And The Nature Of The
     Transaction Necessitating Or Making The License Transfer Desirable
     ------------------------------------------------------------------

          The purpose of this share exchange transaction is to achieve benefits for the shareholders and customers of Progress and CP&L and the communities they serve that would not be achievable if they were to remain separate companies. The transaction is expected to produce significant cost savings from the elimination of duplicative activities, improved operating efficiencies and lower capital costs. As a result, the transaction will enable the companies to respond more effectively to increased competition in the energy industry.

H.   Restricted Data
     ---------------

          This application does not contain any Restricted Data or other classified defense information, and it is not expected that any will become involved. However, in the event that such information does become involved, FPC agrees that it will appropriately safeguard such information and will not permit any individual to have access to Restricted Data until the Office of Personnel Management (the successor to the Civil Service Commission) shall have made an investigation and reported to the NRC on the character, associations, and loyalty of the individual, and the NRC has determined that permitting such person to have access to Restricted Data will not endanger the common defense and security of the United States.

I.   No Environmental Impact
     -----------------------

          The indirect transfer does not involve any change to the nuclear plant operations or equipment of CR-3 and does not change any environmental impact previously evaluated in the Final Environmental Statement for CR-3. Accordingly, this application involves no significant environmental impact.

II.  EFFECTIVE DATE
     --------------

          The proposed share exchange transaction between Progress and Holdings requires the approval of other federal regulatory authorities in addition to the NRC, such as the FERC, the FCC, the FTC, the SEC and the U.S. Department of

Justice. Approval of the shareholders of both companies is also required. Until all necessary approvals have been obtained, the transaction cannot be consummated. Progress and Holdings intend to consummate the share exchange transaction as soon as reasonably possible after all the necessary approvals have been obtained (targeted by September 1, 2000). Therefore, the NRC is requested to review this Application as promptly as possible. We request a schedule that will permit the NRC to act on and provide its final consent to the proposed indirect transfers of control that would be effectuated by the share exchange transaction by June 1, 2000, to be effective for a period of twelve months.

                                   CONCLUSION

          For the foregoing reasons, FPC respectfully submits that the proposed indirect transfer of control of Operating License No. DPR-72 for the CR-3 nuclear plant that will result from the share exchange transaction between Progress and Holdings is consistent with applicable provisions of law, regulations and orders issued by the NRC pursuant thereto and that, pursuant to the criteria set forth in 10 CFR 50.80, the NRC should therefore consent to this indirect transfer of control.


                                            -------------------------------
                                            John Paul Cowan
                                            Vice President and Chief Nuclear
                                            Officer



STATE OF FLORIDA

COUNTY OF CITRUS

          Subscribed and sworn to before me this 31st day of January, 2000, by John Paul Cowan.


                                            ---------------------------
                                            Signature of Notary Public

                                            ---------------------------
                                            (Print, type, or stamp Commissioned
                                            Name of Notary Public)


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                                            Personally       Produced
                                            Known ____  -OR- Identification ____

                            FLORIDA POWER CORPORATION

                              CRYSTAL RIVER UNIT 3

                   DOCKET NUMBER 50-302/LICENSE NUMBER DPR-72



                                  ATTACHMENT B



                        1999 FLORIDA PROGRESS CORPORATION

                               SCHEDULE 13G FILING

                      BY CAPITAL RESEARCH MANAGEMENT, INC.